Exhibit 99.B(m)(1)(A)(ii)

AMENDED SCHEDULE A

with respect to

ING INVESTORS TRUST

AMENDED AND RESTATED DISTRIBUTION PLAN

SERVICE 2 CLASS

Portfolios

ING Artio Foreign Portfolio

ING BlackRock Large Cap Growth Portfolio

ING BlackRock Large Cap Value Portfolio

ING Clarion Global Real Estate Portfolio

ING Clarion Real Estate Portfolio

ING Evergreen Health Sciences Portfolio

ING Evergreen Omega Portfolio

ING FMRSM Diversified Mid Cap Portfolio

ING Franklin Income Portfolio

ING Global Resources Portfolio

ING Goldman Sachs Commodity Strategy Portfolio

ING Janus Contrarian Portfolio

ING JPMorgan Emerging Markets Equity Portfolio

ING JPMorgan Small Cap Core Equity Portfolio

ING Limited Maturity Bond Portfolio

ING Liquid Assets Portfolio

ING Lord Abbett Affiliated Portfolio

ING Marsico Growth Portfolio

ING Marsico International Opportunities Portfolio

ING MFS Total Return Portfolio

ING MFS Utilities Portfolio

ING Multi-Manager International Small Cap Portfolio

ING PIMCO High Yield Portfolio

ING PIMCO Total Return Bond Portfolio

ING Pioneer Equity Income Portfolio

ING Pioneer Fund Portfolio

ING Pioneer Mid Cap Value Portfolio

ING Stock Index Portfolio

ING T. Rowe Price Capital Appreciation Portfolio

ING T. Rowe Price Equity Income Portfolio

ING Templeton Global Growth Portfolio

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

ING Van Kampen Global Franchise Portfolio

ING Van Kampen Growth and Income Portfolio

ING Wells Fargo Small Cap Disciplined Portfolio

Date last amended: January 7, 2010